Exhibit 99.1

FTE Signs Definitive Agreement to Acquire 3,000+ Unit Rental Home Asset Owner and Operator

NEW YORK, NY, December 20, 2019 – FTE Networks, Inc. (NYSE American: FTNW) (“FTE” or the “Company”), announced that it has signed a definitive agreement to acquire the assets of Vision Property Management LLC (“Vision”) and its affiliated assets which include more than 3,000 residential real estate assets in 46 states.

Vision’s management team assembled its portfolio of houses over the past 10 years and will continue as senior executives of the Company and major shareholders. They will develop their strategy to acquire and build affordable housing properties for sale or for rent. FTE has assumed approximately $80MM in debt held by Vision, which it plans to refinance into a new lower cost credit facility including additional renovation capital allowing for the ability to capture additional revenue within the portfolio. In addition, FTE intends to explore the possibility of converting to a real estate investment trust (REIT), either independently or through a combination with an existing REIT.

“We pride ourselves as experts in the residential real estate business in secondary markets around the US bringing home ownership and affordable for rent product to the middle and lower income class,” said Vision CEO Alex Szkaradek. “Contributing our assets into FTE and structuring them into a REIT gives us the opportunity to scale our platform and allow investors the opportunity to participate in this under-represented investment class in the public markets. We are thrilled as to this strategic partnership and look forward to delivering future shareholder results.”

This transaction is a new start for FTE who received a notice from the NYSE American LLC (the “Exchange”) on Tuesday stating that it would be commencing proceedings to delist the Company’s common stock from the Exchange, subject to the Exchange’s appeal procedures. As more fully described in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2019, the Company has appointed board member Michael P. Beys as interim CEO. Beys will lead the Company’s efforts to regain compliance with exchange and regulatory filings and to recruit a permanent management team. Beys has extensive legal experience, among other things, as a former federal prosecutor (he served as an Assistant U.S. Attorney for the Eastern District of New York) as well as experience investing in and managing commercial real estate properties. Stephen Goodwin has been appointed executive vice president of operations and will focus his residential real estate expertise in the integration of Vision, transitioning the Company to institutional leadership.

The purchase price for Vision is valued at $350 million, consisting of $10 million of cash, the assumption of approximately $80 million in Vision debt, 19.9% of FTE’s currently outstanding common stock which the parties value at $32 million, and the balance in preferred stock of FTE.

In order to satisfy a financial advisory fee payable by the sellers to an affiliate of Suneet Singal, who introduced the parties to each other and served as an advisor to Vision on this transaction, the sellers will transfer, to Mr. Singal or other persons or entities whom he designates, the FTE common stock and $93 million in aggregate stated value of the FTE preferred stock they will acquire in connection with the transaction. Of this amount, the FTE common stock and $68 million in aggregate stated value of the FTE preferred stock will be held for the benefit of, and is intended to be distributed in the future to, common shareholders of First Capital Real Estate Trust Inc, a public non-traded REIT, at the direction of Mr. Singal, the former CEO, Chairman and member of the board of directors of the REIT. Any such distribution will be subject to a registration under the Securities Act of 1933 or an applicable exemption from registration. The Company is not aware of Mr. Singal’s ownership percentage in the REIT. On December 13, 2019, Mr. Singal, the REIT and two entities affiliated with Mr. Singal and the REIT were sued in federal court by the Securities and Exchange Commission in a civil action alleging violations of federal securities laws. The Company first became aware of this lawsuit on December 16, 2019.

About FTE Networks, Inc.

FTE Networks, Inc. (“FTE”) through its subsidiaries Crosslayer and Juscom divisions provide technology solutions for smart building platforms, edge computing and network infrastructure solutions for residential and commercial properties. We create transformative smart platforms and buildings. FTE’s services are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of leading edge projects and services. The Company works with Fortune 100/500 companies, including some of the world’s leading Telecommunications and IT Services Providers as well as REITs and Media Providers.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “believe,” “will,” “intends,” “expects,” and may include statements regarding matters that involve known or unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to differ materially from results expressed or implied by this release. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and market trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-K’s, Form 10-Q’s and Form 8-K’s. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Corporate Contact:

FTE Networks, Inc.

237 W. 35th Street, Suite 601

New York, NY 10001

(877) 850-4308

ir@ftenet.com